Exhibit 99.1

American Technical Ceramics Corp. Announces Second Quarter Financial Results

    HUNTINGTON STATION, N.Y.--(BUSINESS WIRE)--Feb. 10, 2005--American Technical Ceramics Corp. (AMEX Symbol: AMK), a leading manufacturer of high-performance electronic components, including capacitors and thin film circuits for a broad range of commercial and military applications, today announced financial results for the second fiscal quarter and the six months ended December 31, 2004.
    Net sales for the quarter ended December 31, 2004 increased 20% to $16,229,000 from $13,516,000 in the comparable quarter in fiscal year 2004. Net income amounted to $766,000, or approximately $0.09 per common share and common share assuming dilution, for the quarter ended December 31, 2004, compared with a net loss of $446,000, or approximately ($0.05) per common share and common share assuming dilution, for the comparable quarter ended December 31, 2003.
    Net sales for the six months ended December 31, 2004 increased 27% to $33,157,000 from $26,065,000 in the comparable period in fiscal year 2004. Net income amounted to $1,366,000 for the six months ended December 31, 2004, or approximately $0.16 per common share and common share assuming dilution, compared with a net loss of $1,229,000, or approximately ($0.15) per common share and common share assuming dilution for the comparable period ended December 31, 2003.
    Management stated that the increase in sales for the three and six month periods as compared to the comparable periods of the prior fiscal year was a result of higher sales volumes in most of the markets the Company serves and particularly to customers in the wireless infrastructure and semiconductor equipment markets.
    Net income increased for the three and six months ended December 31, 2004 compared to the comparable periods of the prior fiscal year primarily due to higher revenues, partially offset by increased labor and overhead costs and increased operating expenses. The Company continues to benefit from efficiencies obtained by operating at higher production levels. During the past four quarters, the Company has added factory personnel and technical support to increase production in order to keep pace with the increase in demand. Now that production is more in line with demand, the Company is increasing its inventories in order to improve customer service and to meet anticipated future demand.
    Bookings for both the three and six month periods ended December 31, 2004 improved significantly from the levels experienced during the comparable periods of the prior fiscal year. Improvement was evident in nearly all of the Company's major product lines, and, in particular, for products serving the wireless infrastructure and military markets. Bookings for the three and six months ended December 31, 2004 increased 31% and 25%, respectively, to $18,524,000 and $32,988,000 from $14,186,000 and $26,460,000 for the comparable periods in fiscal year 2004.
    Victor Insetta, President and Chief Executive Officer of the Company, stated, "During the first two quarters of the current fiscal year, we have achieved substantial growth in both bookings and net sales compared to the prior fiscal year. In fact, bookings and net sales are moving toward record levels. We are continuing to see steady growth in the current quarter, and expect this trend will continue as the year progresses. In short, we still believe fiscal year 2005 will be a good year for ATC."
    The Company invites you to participate in its upcoming quarterly investors' conference call with management. The details are as follows:



                       Friday, February 11, 2005
                        11:00 A.M. Eastern Time
                      TOLL FREE CALL IN NUMBERS:
           (866) 800-8651 and (617) 614-2704 (International)
                           Passcode 93852324



    A replay of the call will be available for approximately two weeks beginning shortly after the call ends. The numbers to call to hear the replay are (888) 286-8010 (USA) and (617) 801-6888 (International).
The access code is 24463775.
    A live webcast of the call will begin at 11:00 a.m., Eastern Time, on Friday, February 11, 2005. To access the webcast, go to the Company's website, www.atceramics.com, and click on the webcast icon in the Investor Relations section. This webcast will be available for two weeks.

    American Technical Ceramics Corp. designs, develops, manufactures and markets electronic components, including ceramic multilayer capacitors and custom thin film circuits. The Company's products are utilized in a broad range of commercial and military applications, including wireless infrastructure, fiber optics, medical electronics, semiconductor manufacturing equipment and satellite equipment.

    "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
    This release may contain forward-looking statements that are subject to risks and uncertainties, including, but not limited to, economic and political conditions, the impact of competitive products, product demand and market acceptance risks, changes in product mix, costs and availability of raw materials, fluctuations in operating results, delays in development of highly-complex products, risks associated with international sales and sales to the U.S. military, risk of customer contract or sales order cancellation and other risks detailed from time to time in American Technical Ceramics Corp.'s filings with the Securities and Exchange Commission, including, without limitation, those contained under the caption "Item 1. BUSINESS - CAUTIONARY STATEMENTS REGARDING FORWARD - LOOKING STATEMENTS" in the Company's Annual Report on Form 10-K. These risks could cause the Company's actual results for future periods to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Any forward-looking statements represent the Company's expectations or forecasts only as of the date they were made and should not be relied upon as representing its expectations or forecasts as of any subsequent date. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, even if its expectations or forecasts change.




          American Technical Ceramics Corp. and Subsidiaries
                 (in thousands, except per share data)

              Condensed Consolidated Balance Sheet Data
             -------------------------------------------
                                    December 31, 2004    June 30, 2004
                                      (unaudited)
                                   ------------------   --------------
Cash and Investments                       $  6,064         $  7,042
Accounts Receivable                           7,882           10,563
Inventories                                  25,749           22,268
Current Assets                               43,271           43,515
Total Assets                                 72,862           69,853
Current Liabilities                           8,134            8,615
Total Liabilities                            15,488           15,026
Total Stockholders' Equity                   57,374           54,827






          Condensed Consolidated Statement of Operations Data
         ------------------------------------------------------
                                             Three Months Ended
                                                (unaudited)
                                 -------------------------------------
                                 December 31, 2004   December 31, 2003
                                 -----------------   -----------------
Net Sales                                $ 16,229         $    13,516
Gross Profit                                5,670               3,643
Operating Income/(Loss)                     1,186                (481)
Net Income/(Loss)                             766                (446)
Earnings/(Loss) Per Share:
    Basic                                $   0.09         $     (0.05)
    Diluted                              $   0.09         $     (0.05)
Weighted Average Common Shares Outstanding:
    Basic                                   8,391               8,116
    Diluted                                 8,747               8,116





          Condensed Consolidated Statement of Operations Data
         -----------------------------------------------------
                                            Six Months Ended
                                              (unaudited)
                                --------------------------------------
                                 December 31, 2004   December 31, 2003
                                ------------------   -----------------
Net Sales                               $  33,157          $   26,065
Gross Profit                               10,962               6,519
Operating Income/(Loss)                     2,106              (1,520)
Net Income/(Loss)                           1,366              (1,229)
Earnings/(Loss) Per Share:
    Basic                               $    0.16          $    (0.15)
    Diluted                             $    0.16          $    (0.15)
Weighted Average Common Shares Outstanding:
    Basic                                   8,327               8,106
    Diluted                                 8,695               8,106

    CONTACT: American Technical Ceramics Corp.
             Kathleen M. Kelly, 631-622-4710
             email: invest@atceramics.com
             or
             The Global Consulting Group
             Allan Jordan, 646-284-9400
             email: ajordan@hfgcg.com